Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Mymetics Corporation of our report dated March 28, 2014, on our audit of the consolidated balance sheets of Mymetics Corporation (a development stage company) and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for the years then ended and for the period from May 2, 1990 (inception) to December 31, 2013, and to the reference to us under the heading "Experts."

Our report, dated March 28, 2014, contains an explanatory paragraph that states that Mymetics Corporation has not developed a commercially viable product and, therefore, has not been able to generate ongoing revenue, which has resulted in significant losses.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Peterson Sullivan LLP

April 7, 2014